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            CITGO Receives Required Consents and Prices Tender Offer
    in Conjunction with its Tender Offer for its 11-3/8 Percent Senior Notes


HOUSTON, Oct. 20, 2004 -- CITGO Petroleum Corporation ("CITGO") announced today that, in connection with its pending offer to purchase (the "Offer") any and all of the $550 million aggregate principal amount of its outstanding 11-3/8 percent senior notes due 2011 and the related consent solicitation (the "Consent Solicitation"), it has received the required consents to amend the indenture governing the 11-3/8 percent notes as detailed in the Offer to Purchase and Consent Solicitation Statement dated Oct. 8, 2004.

         As a result of obtaining the required consents, CITGO executed and delivered a supplemental indenture setting forth the amendments. The supplemental indenture provides that the amendments will only become operative when the 11-3/8 percent notes tendered prior to 5 p.m. New York time on Tuesday, Oct. 19, 2004 (the "Consent Date") and not validly withdrawn, are purchased by CITGO.

         As of the Consent Date, CITGO had received tenders of notes and deliveries of related consents from holders of 98.15 percent of the 11-3/8 percent notes outstanding. Those holders who tendered their 11-3/8 percent notes prior to the Consent Date will be eligible to receive a total consideration of
122.584 percent of the principal amount of the 11-3/8 percent notes validly tendered, which includes a consent payment of 3 percent of the principal amount of the 11-3/8 percent notes validly tendered.

         Holders who tender their 11-3/8 percent notes after 5 p.m. New York time on the Consent Date but prior to midnight New York time on Nov. 5, 2004, unless extended or earlier terminated, will be eligible to receive 119.584 percent of the principal amount of the 11-3/8 percent notes validly tendered, which is equal to the total consideration less the consent payment of 3 percent. In each case, holders that validly tender their 11-3/8 percent notes will be eligible to receive accrued and unpaid interest up to, but not including, the relevant payment date.

         The Offer and Consent Solicitation is conditioned upon the satisfaction of certain conditions, including a financing condition. A more comprehensive description of the Offer and Consent Solicitation and its conditions can be found in the Offer to Purchase and Consent Solicitation Statement.

         Lehman Brothers Inc. is the Dealer Manager and Solicitation Agent, and D.F. King & Co., Inc. is the Information Agent, in connection with the Offer and Consent Solicitation. Requests for information should be directed to Lehman Brothers Inc. at 212-528-7581 (call collect) or 800-438-3242 (toll free). Requests for documents should be directed to D.F. King & Co., Inc. at 212-269-5550 (call collect) or 800-290-6431 (toll free).

         This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities, including the 11-3/8 percent notes. The Offer and Consent Solicitation is being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement.

ABOUT CITGO

         CITGO Petroleum Corporation is a leading refining and marketing company based in Houston with approximately 4,000 employees and annual revenues of approximately $25 billion. CITGO's ultimate parent is Petroleos de Venezuela, S.A. ("PDVSA"), the national oil company of the Bolivarian Republic of Venezuela and its largest supplier of crude oil.

         CITGO operates fuels refineries in Lake Charles, La.; Corpus Christi, Texas; and Lemont, Ill.; and asphalt refineries in Paulsboro, N.J.; and Savannah, Ga. CITGO has long-term crude oil supply

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agreements with PDVSA for a portion of the crude oil requirements at these facilities. CITGO is also a 41 percent participant in LYONDELL-CITGO Refining LP, a joint venture fuels refinery located in Houston. CITGO's interests in these refineries result in a total crude oil capacity of approximately 865,000 barrels per day.

         Serving nearly 14,000 branded, independently owned and operated retail locations, CITGO is also one of the five largest branded gasoline suppliers within the United States.

FORWARD LOOKING STATEMENTS

         Except for the historical information contained in this release, certain of the matters discussed in this release may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "believe" and similar expressions generally identify a forward-looking statement. The factors that could cause actual results to differ materially from the forward-looking statements include general economic activity, developments in international and domestic petroleum markets, refinery turnarounds and operations as well as the other factors identified in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this release. CITGO disclaims any duty to update any forward-looking statements.